EXHIBIT 99.1

For Immediate Release

Coast Distribution System Reports Improved Results for First Quarter 2010

MORGAN HILL, Calif., May 13, 2010 – The Coast Distribution System, Inc. (NYSE Amex: CRV) today reported financial results for the first quarter ended March 31, 2010, highlighted by revenue growth and improved bottom line results.

First Quarter 2010 vs. 2009

Coast, one of North America’s largest aftermarket suppliers of replacement parts, accessories and supplies for the recreational vehicle (RV), boating and outdoor recreation industries, reported net income of $22,000, or $0.00 per diluted share, for the first quarter of 2010 as compared to a net loss of $0.9 million, or $0.20 per diluted share for the first quarter of 2009. That nearly $1 million year-over-year improvement was primarily attributable to increases in net sales and gross margin, and a reduction in selling, general and administrative (SG&A) expenses in this year’s first quarter.

Net sales increased by 3.9 percent to $24.1 million in the first quarter of 2010 as compared to $23.2 million in the same quarter of 2009. Gross margin increased to 20.4 percent in the 2010 first quarter, up from 18.6 percent in the same quarter of 2009. The improvements in both sales and gross margin were attributable to the Company’s Canadian operations, and were due primarily to an improving Canadian economy and a strengthening of the Canadian dollar vis-à-vis the U.S. dollar. Sales and gross margin in the United States declined slightly in the first quarter due to the ongoing impact of the economic recession and credit crisis.

In the 2010 first quarter, the Company reduced SG&A expenses by $0.7 million, a decrease of 12.3 percent as compared to the 2009 first quarter. That reduction was due primarily to a 10% across-the-board reduction in salaries and wages, which became effective in February 2009, and continued implementation of other cost-cutting measures that were initiated in the latter part of 2008 in response to the economic recession and credit crisis.

On the balance sheet, accounts receivable increased by $1.2 million, to $17.9 million, from $16.7 million at March 31, 2009, as a result of the increase in sales in Canada. Inventories at March 31, 2010 were $25.2 million, a decrease of $5.6 million compared with $30.8 million a year earlier, which was attributable to the Company’s cost savings measures and the reduction in consumer demand primarily in the United States. As a result of the reduction in inventories at March 31, 2010, the Company was able to reduce long-term debt by 37 percent to $12.8 million at March 31, 2010 from $20.2 million at March 31, 2009.

“The actions we implemented in response to the difficult economic and industry conditions over the last six quarters provided the foundation for the solid financial results we posted to start 2010,” said Coast’s Chief Executive Officer Jim Musbach. “The improvement in our results was driven by the strength of margins at our Canadian operations combined with continued control over the Company’s SG&A expenses. We achieved our better overall financial results despite the absence of strength in our U.S. operations, which posted slight declines in sales and gross margins in this year’s first quarter. Although wholesale shipments of recreational vehicles improved industry-wide in the first quarter, we believe that improvement was driven by inventory rebuilding at the dealer level rather than significantly improved retail sales. As a result, it may take more time for these factors to translate into improved sales and usage of RVs and boats, which would in turn generate better results for Coast.”

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North American’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV), pleasure boat and outdoor recreation markets. Coast supplies more than 12,000 products through 17 distribution centers located in the

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United States and Canada. Most of Coast’s customers consist of independently owned RV and marine dealers, supply stores and service centers. Coast is a publicly traded company and its shares are listed on the American Stock Exchange under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and, because our business is subject to a number of risks and uncertainties, our actual operating results and financial condition in the future may differ significantly from the future financial performance and financial condition expected at the current time. In particular, our sales and operating results are affected primarily by the volume of purchases and the usage by consumers of RVs and boats. As a result, we are subject to the risk that our sales and operating results will be adversely affected by any of the following conditions or circumstances, which are outside of our ability to control, because they can adversely affect the willingness and the ability of consumers to purchase and use RVs and boats and, therefore, their need for and willingness to purchase the products we sell: Declines in discretionary income and loss of confidence among consumers regarding economic conditions and tightening in the availability of and increases in the cost of consumer credit; increases in the costs of and shortages in the supply of gasoline; and unusually severe or extended winter weather conditions. Moreover, the current economic recession and credit crisis may have longer term consequences for our business and future financial performance, because they (i) have caused the closure or bankruptcies of a large number of RV and boating dealers which could significantly reduce the number of Aftermarket customers who purchase products from us in the future; and (ii) may lead to changes in consumer spending and borrowing habits that could extend well beyond the economic recovery and, therefore, could result in longer term declines in purchases and the usage of RVs and boats by consumers and, consequently, also in their purchases of the products we sell. Additional risks include, but are not limited to, our dependence on bank borrowings to fund a substantial amount of our working capital requirements, which can make us more vulnerable to downturns in economic conditions; increases in price competition within our markets that could reduce our margins and, therefore, our earnings; and our practice of obtaining a number of our products from single manufacturing sources, which could lead to shortages in the supply of products to us in the event any of our single source suppliers were to encounter production or other problems or terminate their product supply arrangements with us.

These risks and uncertainties, as well as other risks, are more fully described in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which the Company filed with the Securities and Exchange Commission on March 31, 2010, and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above referenced 2009 Annual Report whether as a result of new information, future events or otherwise, except as may be required by law or the rules of the American Stock Exchange.

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Contact:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Jeff Tryka, CFA

Lambert, Edwards & Associates

616-233-0500 / jtryka@lambert-edwards.com

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THE COAST DISTRIBUTION SYSTEM, INC.

Condensed Consolidated Statements of Operations for the

First Quarter Ended March 31, 2010 & 2009

(In thousands, except per share data)

	2010	2009
Net sales	$24,102	$23,198
Cost of sales, including distribution costs	19,178	18,875

Gross profit	4,924	4,323
Selling, general and administrative expenses	4,854	5,536

Operating income (loss)	70	(1,213)
Other expense
Interest	147	140
Other	15	(77)

	162	63

Loss before income taxes	(92)	(1,276)
Income tax provision (benefit)	(114)	(388)

Net earnings (loss)	$22	$(888)

Basic and diluted earnings (loss) per share	$0.00	$(0.20)

Condensed Consolidated Balance Sheet

	March 31, 2010	March 31, 2009
	(In thousands)
ASSETS
Cash	$996	$545
Accounts receivable	17,930	16,679
Inventories	25,247	30,788
Other current assets	2,610	4,556

Total Current Assets	46,783	52,568
Property, Plant & Equipment	2,069	2,623
Other Assets	2,626	2,558

Total Assets	$51,478	$57,749

LIABILITIES AND STOCKHOLDERS EQUITY
Accounts payable	$4,991	$7,350
Other current liabilities	3,503	3,189

Total Current Liabilities	8,494	10,539
Long term debt	12,804	20,193
Stockholders Equity	30,180	27,017

Total Liabilities and Stockholders’ Equity	$51,478	$57,749